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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9-A
                      SOLICITATION/RECOMMENDATION STATEMENT
                            PURSUANT TO RULE 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)

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                           HALLWOOD ENERGY CORPORATION
                            (Name of Subject Company)

                           HALLWOOD ENERGY CORPORATION
                        (Name of Person Filing Statement)

                     COMMON STOCK, PAR VALUE $.50 PER SHARE
                         (Title of Class of Securities)

                                    40636M208
                      (CUSIP Number of Class of Securities)

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                               CATHLEEN M. OSBORN
                       VICE PRESIDENT AND GENERAL COUNSEL
                    4582 S. ULSTER STREET PARKWAY, SUITE 1700
                             DENVER, COLORADO 80237
                            TELEPHONE: (303) 850-7373
 (Name, address (including zip code) and telephone number (including area code) of person authorized to receive notices and communications on behalf of the persons filing statement)


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ITEM 8. ADDITIONAL INFORMATION TO BE FURNISHED.

     Copies of a lawsuit filed in United States District Court for the District of Colorado on November 15, 1996, styled The Ravenswood Investment Company, L.P. vs. Hallwood Energy Corporation, Hallwood Group, Inc., Anthony J. Gumbiner, William L. Guzzetti, Brian M. Troup, Hans-Peter Holinger, Rex A. Sebastian and Nathan C. Collins, and a press release issued by the Company on November 18, 1996 are attached as exhibits to this Schedule 14D-9.


ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 10 -- Complaint filed in the United States District Court for the District of Colorado by The Ravenswood Investment Company, L.P.
Exhibit 11 -- Press Release issued by the Company on November 18, 1996.


                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                         HALLWOOD ENERGY CORPORATION

Dated: November 22, 1996

                                    By:  /s/Cathleen M.  Osborn
                                            Cathleen M. Osborn
                                            Vice President



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